Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS SECOND QUARTER 2016 REVENUES AND EARNINGS

(In thousands, except per share amounts)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Total revenues	$498,681	$534,644	(7)%	$981,483	$1,030,298	(5)%
Trucking revenues, net of fuel surcharge	335,358	353,051	(5)%	672,065	682,185	(1)%
Werner Logistics (1) revenue	103,965	103,450	—%	200,542	194,310	3%
Operating income	29,553	52,210	(43)%	62,040	90,395	(31)%
Net income	18,306	31,848	(43)%	38,398	54,990	(30)%
Earnings per diluted share	0.25	0.44	(42)%	0.53	0.76	(30)%

(1) Formerly Value Added Services (VAS)

OMAHA, NEBRASKA, July 21, 2016 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2016. Earnings per diluted share were $0.25 for second quarter 2016, at the upper end of the earnings guidance range of $0.21 to $0.25 per share announced on June 20, 2016. Both the actual second quarter 2016 earnings and the aforementioned second quarter 2016 earnings guidance range include a pre-tax gain on sale of real estate of $3.4 million. The principal reasons for the earnings decline in second quarter 2016 compared to second quarter 2015 were (i) sluggish freight market conditions, (ii) the cost of driver pay increases implemented in first quarter 2016 and independent contractor per mile increases in fourth quarter 2015 and (iii) a soft used truck market.

Second quarter 2016 freight demand was significantly softer than freight demand in the second quarters of the prior two years. Demand was weakest in April 2016 and showed some modest seasonal improvement in May and June. Freight volumes and transactional spot market pricing in the One-Way Truckload market were disappointing relative to expectations. During June 2016, we shifted approximately 150 trucks from One-Way Truckload into Dedicated to lessen the impact in the more difficult One-Way Truckload market. Freight demand thus far in July 2016 has been better than most comparable July-to-date time periods, and this has begun to help improve transactional spot market pricing.

Average revenues per tractor per week, net of fuel surcharge, decreased 5.8% in second quarter 2016 compared to second quarter 2015 due to a 3.8% decrease in average miles per truck combined with a 2.1% decrease in average revenues per total mile, net of fuel surcharge.

Werner Enterprises, Inc. - Release of July 21, 2016

The contractual rate market became increasingly challenging as second quarter 2016 progressed, particularly in One-Way Truckload. An excess supply of industry trucks relative to sluggish freight demand created a market in which customers began to push harder for contractual rate decreases. During the recent contractual bid season, we chose to exit from certain contractual business that would have required significant contractual rate decreases for the next year, since we believe that this pricing is not sustainable and that freight market conditions will begin to show improvement during the next year. This decision resulted in a greater than normal percentage of One-Way Truckload trucks in the transactional spot market during second quarter 2016; however, this spot market percentage began to decline from May to June. While truckload capacity is currently available in the market, we believe significantly lower truck orders and lower truck builds in recent months combined with the upcoming changes in trucking regulations should begin to tighten the supply side of the market in the next few quarters. We are continuing to work with our customers to explain the cost increases associated with more expensive equipment, a shrinking supply of qualified drivers and an increasingly challenging regulatory environment. Based on the current rate and freight market, we believe it may be difficult to sustain rate per total mile on a year-over-year basis, or achieve increases, in the next few quarters.

In second quarter 2016, we averaged 7,306 trucks in service in the Truckload segment and 70 intermodal drayage trucks in the Werner Logistics segment. We ended second quarter 2016 with 7,255 trucks in the Truckload segment, a year-over-year decrease of 20 trucks and a sequential decrease of 75 trucks. Our Specialized Services unit, primarily Dedicated, ended second quarter 2016 with 3,855 trucks (or 53% of our total Truckload segment fleet). We reduced our average trucks in service by 46 trucks from first quarter 2016 to second quarter 2016, in response to the softer than expected freight market conditions. We are not growing our truck fleet until we see meaningful improvement in the freight and rate markets.

We are continuing to reinvest in our fleet to reduce the average age of our trucks and trailers. Our investment in newer trucks and trailers improves our driver experience, raises operational efficiency and helps us to better manage our maintenance, safety and fuel costs. The average age of our truck fleet was 1.7 years as of June 30, 2016, which compares to an average age of 2.0 years as of June 30, 2015. Net capital expenditures in the first half of 2016 were $261 million compared to $159 million in the first half of 2015. We revised our capital expenditure plans and currently estimate net capital expenditures for 2016 to be in the range of $350 million to $400 million. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting market remained challenging but more manageable during second quarter 2016. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate, aging truck driver demographics and increased truck safety regulations. Our driver turnover rate continues to trend lower, achieving a 17-year low in second quarter 2016.

Gains on sales of assets were $6.8 million in second quarter 2016, which includes the aforementioned real estate gain of $3.4 million. This compares to gains on sales of assets of $6.7 million in second quarter 2015. In second quarter 2016, we sold fewer trucks and more trailers than in second quarter 2015. We realized significantly lower average gains per truck and higher average gains per trailer in second quarter 2016 compared to second quarter 2015. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Diesel fuel prices were 45 cents per gallon lower in second quarter 2016 than in second quarter 2015 however were 33 cents per gallon higher than in first quarter 2016. For the first 21 days of July 2016, the average diesel fuel price per gallon was 30 cents lower than the average diesel fuel price per gallon in the same period of 2015 and 17 cents lower than in third quarter 2015. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent

Werner Enterprises, Inc. - Release of July 21, 2016

and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$103,965	100.0	$103,450	100.0	$200,542	100.0	$194,310	100.0
Rent and purchased transportation expense	84,875	81.6	87,448	84.5	164,259	81.9	165,321	85.1
Gross margin	19,090	18.4	16,002	15.5	36,283	18.1	28,989	14.9
Other operating expenses	12,517	12.1	10,998	10.7	24,675	12.3	21,536	11.1
Operating income	$6,573	6.3	$5,004	4.8	$11,608	5.8	$7,453	3.8

In second quarter 2016, Werner Logistics revenues increased $0.5 million, and operating income dollars increased $1.6 million or 31%, compared to second quarter 2015. The Werner Logistics gross margin percentage in second quarter 2016 of 18.4% improved 289 basis points compared to the gross margin percentage of 15.5% in second quarter 2015. The Werner Logistics operating income percentage in second quarter 2016 of 6.3% improved 148 basis points from second quarter 2015 of 4.8%.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $38.3 million and $58.3 million in second quarters 2016 and 2015, respectively, and $69.0 million and $114.7 million in the year-to-date 2016 and 2015 periods, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Ratios	2016	2015	Difference	2016	2015	Difference
Truckload Transportation Services	93.3%	86.8%	6.5%	91.9%	88.0%	3.9%
Werner Logistics	93.7%	95.2%	(1.5)%	94.2%	96.2%	(2.0)%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for second quarter 2016 and second quarter 2015 are 94.0% and 88.7% respectively, and for year-to-date 2016 and 2015 are 92.7% and 89.7%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of June 30, 2016, we had $145.0 million of debt outstanding and $963.1 million of stockholders’ equity.

Werner Enterprises, Inc. - Release of July 21, 2016

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
	$	%	$	%	$	%	$	%
Operating revenues	$498,681	100.0	$534,644	100.0	$981,483	100.0	$1,030,298	100.0
Operating expenses:
Salaries, wages and benefits	159,699	32.0	160,376	30.0	316,436	32.2	311,841	30.3
Fuel	39,336	7.9	57,381	10.7	71,396	7.3	110,141	10.7
Supplies and maintenance	42,417	8.5	46,388	8.7	89,532	9.1	94,045	9.1
Taxes and licenses	21,826	4.4	22,763	4.3	42,813	4.4	43,843	4.3
Insurance and claims	21,931	4.4	20,615	3.8	40,278	4.1	42,662	4.1
Depreciation	50,904	10.2	48,264	9.0	101,068	10.3	93,984	9.1
Rent and purchased transportation	127,303	25.5	124,952	23.4	245,279	25.0	238,700	23.2
Communications and utilities	3,995	0.8	3,837	0.7	7,904	0.8	7,515	0.7
Other	1,717	0.4	(2,142)	(0.4)	4,737	0.5	(2,828)	(0.3)
Total operating expenses	469,128	94.1	482,434	90.2	919,443	93.7	939,903	91.2
Operating income	29,553	5.9	52,210	9.8	62,040	6.3	90,395	8.8
Other expense (income):
Interest expense	596	0.1	583	0.1	1,090	0.1	1,058	0.1
Interest income	(1,109)	(0.2)	(697)	(0.1)	(2,099)	(0.2)	(1,328)	(0.1)
Other	57	—	135	—	102	—	225	—
Total other expense (income)	(456)	(0.1)	21	—	(907)	(0.1)	(45)	—
Income before income taxes	30,009	6.0	52,189	9.8	62,947	6.4	90,440	8.8
Income taxes	11,703	2.3	20,341	3.8	24,549	2.5	35,450	3.5
Net income	$18,306	3.7	$31,848	6.0	$38,398	3.9	$54,990	5.3

Diluted shares outstanding	72,366		72,424		72,349		72,482
Diluted earnings per share	$0.25		$0.44		$0.53		$0.76

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Truckload Transportation Services	$379,249	$417,015	$752,166	$807,578
Werner Logistics	103,965	103,450	200,542	194,310
Other	15,166	13,924	28,344	27,909
Corporate	614	725	987	1,246
Subtotal	498,994	535,114	982,039	1,031,043
Inter-segment eliminations (1)	(313)	(470)	$(556)	(745)
Total	$498,681	$534,644	$981,483	$1,030,298

Operating Income
Truckload Transportation Services	$22,766	$47,312	$55,125	$83,154
Werner Logistics	6,573	5,004	11,608	7,453
Other	(1,839)	(239)	(3,773)	(684)
Corporate	2,053	133	(920)	472
Total	$29,553	$52,210	$62,040	$90,395

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of July 21, 2016

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Truckload Transportation Services segment
Average percentage of empty miles	13.41%	12.21%	9.8%	13.34%	12.18%	9.5%
Average trip length in miles (loaded)	459	476	(3.6)%	465	479	(2.9)%
Average tractors in service	7,306	7,247	0.8%	7,329	7,130	2.8%
Average revenues per tractor per week (1)	$3,531	$3,748	(5.8)%	$3,527	$3,680	(4.2)%
Total trailers (at quarter end)	22,575	22,070		22,575	22,070
Total tractors (at quarter end)
Company	6,355	6,615		6,355	6,615
Independent contractor	900	660		900	660
Total tractors	7,255	7,275		7,255	7,275

Werner Logistics segment
Average tractors in service	70	51		69	51
Total trailers (at quarter end)	1,630	1,695		1,630	1,695
Total tractors (at quarter end)	72	57		72	57

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Capital expenditures, net	$158,923	$74,541	$260,526	$159,406
Cash flow from operations	79,703	72,586	171,022	193,572
Return on assets (annualized) (1)	4.4%	8.5%	4.7%	7.5%
Return on equity (annualized)	7.6%	14.7%	8.1%	12.9%

(1) Pursuant to the Company’s early adoption of Accounting Standards Update 2015-17 (see explanatory note on the Condensed Balance Sheet), return on assets for all periods presented reflects the impact of reclassifying the current deferred tax asset into the non-current deferred tax liability.

Werner Enterprises, Inc. - Release of July 21, 2016

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$15,237	$31,833
Accounts receivable, trade, less allowance of $8,970 and $10,298, respectively	239,108	251,023
Other receivables	20,947	17,241
Inventories and supplies	14,823	16,415
Prepaid taxes, licenses and permits	7,620	15,657
Income taxes receivable	23,321	20,052
Other current assets	27,532	27,281
Total current assets	348,588	379,502

Property and equipment	2,057,986	1,908,600
Less – accumulated depreciation	743,768	754,130
Property and equipment, net	1,314,218	1,154,470

Other non-current assets	64,061	51,675
Total assets	$1,726,867	$1,585,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$6,941	$—
Accounts payable	85,547	70,643
Insurance and claims accruals	72,992	64,106
Accrued payroll	28,447	25,233
Other current liabilities	18,006	23,720
Total current liabilities	211,933	183,702

Long-term debt, net of current portion	145,000	75,000
Other long-term liabilities	21,061	19,832
Insurance and claims accruals, net of current portion	116,725	125,195
Deferred income taxes (1)	269,012	246,264

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,050,173 and 71,998,750 shares outstanding, respectively	805	805
Paid-in capital	102,489	102,734
Retained earnings	1,052,718	1,022,966
Accumulated other comprehensive loss	(15,954)	(13,063)
Treasury stock, at cost; 8,483,363 and 8,534,786 shares, respectively	(176,922)	(177,788)
Total stockholders’ equity	963,136	935,654
Total liabilities and stockholders’ equity	$1,726,867	$1,585,647

(1) In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, which requires presentation of deferred tax assets and liabilities as non-current in the balance sheet beginning January 1, 2017. The Company early-adopted the guidance in 2016 and retrospectively adjusted the December 31, 2015 presentation by reclassifying a $28.0 million current deferred tax asset into the non-current liability “Deferred income taxes”.

Werner Enterprises, Inc. - Release of July 21, 2016

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. The Werner Logistics portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.